                       ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                        MEYER MACHINE COMPANY ("SELLER")

                                      AND

                 MEYER ACQUISITION CORPORATION, INC. ("BUYER")

                                  DATED AS OF

                               SEPTEMBER 18, 1997

                               TABLE OF CONTENTS

ARTICLE 1

         GENERAL AGREEMENT OF PURCHASE AND SALE...................................................................1
         Section 1.1       Purchase and Sale; Escrow Deposit......................................................1
         Section 1.2       Assumption of Liabilities..............................................................2
         Section 1.3       Purchase Price.........................................................................2
         Section 1.4       Allocation of Purchase Price...........................................................2
         Section 1.5       Closing................................................................................2
         Section 1.6       Delivery of Documents..................................................................2

ARTICLE 2

         REPRESENTATIONS AND WARRANTIES...........................................................................3
         Section 2.1       Representations and Warranties of Seller...............................................3
         Section 2.2       Representations and Warranties of the Buyer............................................8

ARTICLE 3

         COVENANTS AND AGREEMENTS................................................................................10
         Section 3.1       Conduct of Business and Transactions Prior to Closing by Seller.......................10
         Section 3.2       Conduct of Business and Transactions Prior to Closing by Buyer........................10
         Section 3.3       Employees.............................................................................11
         Section 3.4       Taxes.................................................................................13
         Section 3.5       Information to be Furnished...........................................................13
         Section 3.6       Pre-Closing Confidentiality...........................................................13
         Section 3.7       Post-Closing Confidentiality..........................................................14

ARTICLE 4

         CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.............................................................14
         Section 4.1       Conditions............................................................................14
         Section 4.2       Accuracy of Representations; Performance; Necessary Consents..........................14

ARTICLE 5

         CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE............................................................15
         Section 5.1       Conditions............................................................................15
         Section 5.2       Accuracy of Representations; Performance; Necessary Consents..........................15

ARTICLE 6

         TERMINATION; DEFAULT AND REMEDIES.......................................................................15
         Section 6.1       Termination Upon Receipt by Seller of Third Party Offer...............................15
         Section 6.2       General...............................................................................16

ARTICLE 7

         INDEMNIFICATION.........................................................................................16
         Section 7.1       Indemnity by Seller...................................................................16
         Section 7.2       Indemnity by Buyer....................................................................16
         Section 7.3       Threshold and Limits of Liability.....................................................17
         Section 7.4       Indemnification Procedures............................................................17

ARTICLE 8

         MISCELLANEOUS...........................................................................................18
         Section 8.1       Expenses..............................................................................18
         Section 8.2       Notices...............................................................................18
         Section 8.3       Assignment of Rights..................................................................19
         Section 8.4       Invalid Provisions....................................................................20
         Section 8.5       Entirety and Amendments; Parties Bound................................................20
         Section 8.6       Applicable Law; Counterparts; Construction............................................20
         Section 8.7       Arbitration...........................................................................20
         Section 8.8       Costs.................................................................................20

List of Exhibits:

Exhibit A         -        Definitions
Exhibit B         -        Escrow Agreement
Exhibit C         -        Bill of Sale
Exhibit D         -        Assignment
Exhibit E         -        Seller's Closing Certificate
Exhibit F         -        Seller's Counsel's Opinion
Exhibit G         -        Deed
Exhibit H         -        Noncompetition Agreement
Exhibit I         -        Certification that an Entity Transferor
                             is not a Foreign Person
Exhibit J         -        Buyer's Closing Certificate
Exhibit K         -        Buyer's Counsel's Opinion

List of Schedules:
Schedule 1.1               -        Permitted Encumbrances
Schedule 1.4               -        Allocation of Purchase Price
Schedule 2.1(c)(2)         -        Seller's Consents
Schedule 2.1(c)(2)(ii)     -        Effects on Contracts and Licenses
Schedule 2.1(d)            -        Subsidiaries
Schedule 2.1(e)            -        Existing Litigation, Claims, etc.
Schedule 2.1(f)            -        Court Orders, Decrees, Judgments, etc.
Schedule 2.1(g)(ii)        -        Schedule of Owned Real Property
Schedule 2.1(g)(v)         -        Schedule of Property, Plant & Equipment
Schedule 2.1(h)            -        Ownership and Use of Transferred Assets
Schedule 2.1(i)            -        Schedule of Insurance
Schedule 2.1(j)            -        Financial Statements
Schedule 3.3               -        Transferred Employees
Schedule 3.3A              -        Employees Not Transferred
Schedule A                 -        Excluded Assets

                       ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is executed this 18th day of September, 1997 (the "Effective Date"), by and between MEYER MACHINE COMPANY, a Delaware corporation, ("Meyer Machine" or "Seller") and MEYER ACQUISITION CORPORATION, INC. ("Buyer"). All Exhibits and Schedules referenced in this Agreement are attached to this Agreement and constitute a part of this Agreement. All capitalized terms used herein and not otherwise defined herein are used with the meanings given such terms on EXHIBIT A attached, unless the context clearly indicates otherwise.


                              W I T N E S S E T H:

         WHEREAS, on the Effective Date Meyer Machine owns 100% of the stock of Meyer Tempco, Inc. ("MTI") and 100% of the stock of Meyer Europe Limited ("Meyer Europe" and together with MTI, the "Subsidiaries"), and Meyer Europe owns 92% of the stock of Meyer Vi-Tech Limited ("Meyer Vi-Tech"), and Meyer Machine has a division called the Tempco Division of Meyer Machine ("Meyer Tempco");

         WHEREAS, Meyer Machine is engaged in businesses which include the designing and manufacturing of a proprietary line of specialized bulk material conveying equipment as well as selling a complete line of edible nut processing equipment, and Meyer Tempco is engaged in businesses which include the designing and manufacturing food processing equipment primarily for the snack food industry (collectively, the "Business"), and Meyer Vi-Tech is engaged in businesses which include the designing and manufacturing of a proprietary line of specialized bulk material conveying equipment.

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Meyer Machine, including the assets, properties and rights used in, relating to or necessary to the Business, except for the Excluded Assets (the "Transferred Assets").

         NOW, THEREFORE, for and in consideration of the mutual promises, representations and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth herein.


                                   ARTICLE 1

                     GENERAL AGREEMENT OF PURCHASE AND SALE

         Section 1.1 Purchase and Sale; Escrow Deposit. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Transferred Assets, free and clear of all liens, claims and encumbrances, other than Permitted Encumbrances set forth on
SCHEDULE 1.1, subject to the terms and conditions of this Agreement. Contemporaneously with the execution of this Agreement, Seller, Buyer and ________________________ (the "Escrow Agent") are entering into an Escrow Agreement substantially in the form of EXHIBIT B (the "Escrow Agreement"), and Buyer is depositing with the Escrow Agent $300,000 in cash or, at Buyer's option, in the form of an irrevocable letter of credit in favor of the Escrow Agent issued by _______________________ (the "Escrow Deposit"). Such Escrow Deposit will be held, invested and disbursed as provided in this Agreement and the Escrow Agreement.

         Section 1.2 Assumption of Liabilities. At the Closing, Buyer will assume and agree to pay, perform and discharge all of Seller's obligations, debts, liabilities, claims and commitments of any nature whatsoever (except for federal income taxes due prior to the Closing as provided in Section 3.4) related to the Business, including, but not limited to, those arising under such of Seller's Contracts as are included in the Transferred Assets and assigned and transferred by Seller to Buyer at Closing pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form of EXHIBIT C (the "Bill of Sale") and including, but not limited to, those arising pursuant to Section 3.3, Section 3.4 and any warranty claim related to the Business (collectively, the "Assumed Liabilities"). Buyer acknowledges that the positions held by the Buyer Employees with the Seller have enabled Buyer and Seller to agree that scheduled obligations, debts, liabilities, claims and commitments, whether contingent or otherwise, are not required in order for Buyer to consummate the transactions contemplated hereby, and Buyer acknowledges that it is assuming all Assumed Liabilities however material and whatever nature they may be and whenever they may arise.

         Section 1.3 Purchase Price. The purchase price to be paid by Buyer to Seller (the "Purchase Price") for the Transferred Assets shall consist of (a) $6,000,000.00 in cash less advances and payments made by Seller to Seller's parent (TeleCom Industrial Group, Inc., a Delaware corporation) or to Seller's indirect parent (TCC Industries, Inc., a Texas corporation) paid after July 2, 1997 and on or before the Closing Date, including the payments to Seller's parent or indirect parent in July and September in the amount of $250,000 each (for a total of $500,000), but excluding each monthly advance and payment in the amount of $42,875.00 paid by Seller to Seller's parent or indirect parent, and (b) the assumption of all Assumed Liabilities.

         Section 1.4 Allocation of Purchase Price. The allocation of the Purchase Price of the Transferred Assets for purposes of Treasury Regulation
Section 1.1060-1T shall be as set forth on SCHEDULE 1.4 attached.

         Section 1.5 Closing. The closing of the purchase and sale of the Transferred Assets (the "Closing") will be held on the Effective Date or, subject to the provisions of Section 6.1, such date which is the later to occur of September 10, 1997 or such other date as may be agreed upon by the parties in writing (the "Closing Date"). The Closing shall take place at the offices of the Seller's legal counsel in Austin, Texas, or at such other place as the parties may agree upon in writing.

         Section 1.6 Delivery of Documents. In addition to such other documents as either party may be required to deliver pursuant to this Agreement, the following documents shall be delivered at or before the Closing:

                  (a) Deliveries and Actions by Seller at Closing. At the
Closing: (i) Seller will execute and deliver to Buyer the Bill of Sale and convey all of the Transferred Assets to Buyer, (ii) Seller will execute and deliver to Buyer, if the consent of any other person is required for the transfer by Seller to Buyer of a Contract, and use such efforts as are commercially reasonable to cause such other persons whose consent is required, to execute and deliver to Buyer, an Assignment in the form of EXHIBIT D ("Assignment") for each such Contract designated therein, (iii) Seller will execute and deliver to Buyer a Closing Certificate in the form of EXHIBIT E,
(iv) Seller will deliver to Buyer an opinion of Seller's Counsel in the form of EXHIBIT F, (v) Seller will turn over and deliver to Buyer possession and control of all the Transferred Assets not already made available to Buyer or any Buyer Employee, (vi) to the extent not included in the foregoing, Seller will deliver to Buyer such Seller's Consents as have been received by Seller as of the Closing Date and copies of all Seller's Consents which have been requested by Seller but not received as of the Closing Date, except such Seller's Consents as the parties may deem immaterial and which the failure by Seller to receive could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations hereunder, (vii) Seller will execute and deliver to Buyer a deed ("Deed") in the form of EXHIBIT G for the Owned Real Property, (viii) Seller will execute and deliver to Buyer a Noncompetition Agreement in the form of EXHIBIT H, (ix) Seller will execute and deliver to Buyer a Certification that an Entity Transferor is not a Foreign Person in the form of EXHIBIT I, (x) Seller will execute and deliver all other documents and effectuate all other actions required by this Agreement to be executed, taken or effected by them at the Closing and as may be necessary or appropriate to consummate the transactions contemplated by this Agreement, (xi) Seller will cause to be issued to Buyer a title insurance policy from a title insurance company acceptable to Buyer providing title insurance for fee simple title to the real property to be conveyed by Seller to Buyer as part of the Transferred Assets in an amount equal to the portion of the Purchase Price allocated to that asset as set out on SCHEDULE 1.4, to be provided at Seller's cost, and (xii) Seller will execute and deliver an Application for Texas Certificate of Title for each automobile included among the Transferred Assets.

                  (b) Deliveries and Actions by Buyer at Closing. At the Closing, Buyer will: (i) by wire transfer of immediately available funds pay to Seller the cash portion of the Purchase Price, (ii) execute and deliver to Seller the Bill of Sale, (iii) execute and deliver to Seller such Assignments as Seller delivers pursuant to Section 1.6(a), (iv) execute and deliver to Seller Buyer's Closing Certificate in the form of EXHIBIT J, (v) execute and deliver to Seller the Noncompetition Agreement, (vi) deliver to Seller an opinion of Buyer's counsel in the form of EXHIBIT K, and (vii) execute and deliver such other documents and effect or take all other actions required by this Agreement to be executed, taken or effected by Buyer at the Closing and as may be necessary and appropriate to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 Representations and Warranties of Seller. (a) In General. Seller makes the representations and warranties set forth below to Buyer as a material inducement to Buyer to enter into this Agreement.

                  (b) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth in the first paragraph of this Agreement. To the knowledge of Seller, it has all Licenses and Consents necessary to own or lease and operate its properties and conduct its Business as presently being conducted, all of which have been or will at Closing be assigned to Buyer. To the knowledge of Seller, except with respect to any state in which the failure to qualify to do business could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations hereunder, Seller is not required by the conduct of its business or the ownership of its assets to be qualified to do business in any state other than the state of its organization and the State of Texas.

                  (c) Execution, Delivery, Performance and Binding Effect. (1) The execution, delivery and performance by Seller of this Agreement and Seller's Related Agreements, and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Related Agreements have been duly authorized by all necessary corporate action. Seller has full power and authority to enter into and perform its obligations under this Agreement and Seller's Related Agreements. "Seller's Related Agreements" means all agreements, documents and instruments to be, or which are, executed by Seller pursuant to, or in connection with the consummation of, this Agreement.

                           (2)  Except with respect to matters described in this
Section 2.1(c)(2) below, the inaccuracy of which would not result in or cause a material adverse effect on Seller's ability to perform its obligations hereunder, (i) the execution, delivery and performance by Seller of this Agreement and Seller's Related Agreements will not (with the passage of time or giving of notice or both) conflict with or violate any provision of Seller's certificate of incorporation or bylaws; and (ii) Seller has no knowledge that the execution, delivery and performance by Seller of this Agreement and Seller's Related Agreements will (with the passage of time or giving of notice or both): (A) conflict with, violate any provision of, result in the breach of, or constitute a default under (w) any License held by Seller, (x) any law, rule or regulation, (y) any order, writ, injunction, decree, judgment or regulation of any court, federal, state or local governmental agency or arbitration tribunal, or (z) any contract or agreement to which Seller is a party, to which or by which Seller is subject, or bound, or to which or by which Seller's assets are subject or bound, except any consents, approvals and filings described in SCHEDULE 2.1(c)(2) with respect to such contracts or agreements ("Seller's Consents") as the parties may deem immaterial and which the failure by Seller to receive could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations hereunder, or (B) create or impose any lien upon the assets of Seller, or, except as described on SCHEDULE 2.1(c)(2)(ii), result in the termination, suspension or impairment of any contract, agreement, or License (x) to which Seller is a party, or which is held by Seller, (y) to which or by which Seller is subject or bound, or (z) to which or by which Seller's assets are subject or bound.

                           (3)  This Agreement constitutes and, when executed
and delivered in accordance with the terms hereof, Seller's Related Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

                  (d) Subsidiaries. SCHEDULE 2.1(d) sets forth the name, jurisdiction, organization and capitalization of each Subsidiary. Except as otherwise set forth on SCHEDULE 2.1(d), Seller owns of record and beneficially and has valid title to all the issued and outstanding shares of capital or equity interests of each such Subsidiary. Except as otherwise set forth on
SCHEDULE 2.1(d), there are no options, warrants or agreements to issue additional capital or equity interests of any Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and, to the knowledge of Seller, Seller has no notice that such Subsidiary does not have full power and authority to own its assets and carry on its business as now conducted by it. Seller has no knowledge that either Subsidiary is required by the conduct of its business or the ownership of its assets to be qualified to do business in any jurisdiction other than the jurisdiction of its organization.

                  (e) Litigation; Claims. Except as set forth on SCHEDULE 2.1(e), Seller has no knowledge of claims, actions, audits, arbitrations, investigations, suits, litigations or legal proceedings pending or threatened against Seller, or relating to or otherwise affecting the Transferred Assets or the ownership or operation thereof which, if determined adversely to Seller, would result in a material adverse change in Seller's financial position or which would have a material adverse effect on Seller's ability to perform its obligations hereunder.

                  (f) Court Orders, Decrees, Judgments, etc. Except as set forth on SCHEDULE 2.1(f), Seller has no knowledge of an outstanding order, writ, injunction, decree or judgment of any court, governmental agency or arbitration tribunal pending or threatened against Seller or relating to or otherwise affecting the Transferred Assets or the ownership or use thereof, which, if determined adversely to Seller, would result in a material adverse change in Seller's financial position or which would have a material adverse effect on Seller's ability to perform its obligations hereunder.

                  (g) Seller's Transferred Assets. The Transferred Assets are grouped by Seller in the general categories referenced below:

                           (i) all inventories of finished products, work in process, raw materials, supplies and packing and shipping material;

                           (ii) all real property owned by Seller (the "Owned Real Property") as set forth on SCHEDULE 2.1(g)(ii);

                           (iii)    all accounts receivable of Seller;

                           (iv) all contracts, agreements, contract rights and property leases (the "Contracts");

                           (v) all tangible personal property including, without limitation, furniture, fixtures, machinery, equipment, tools, motor vehicles and computer equipment as set forth on SCHEDULE 2.1(g)(v) and supplies;

                           (vi) all intangible and intellectual personal property including, without limitation, trade names, trademarks, service marks, trade secrets, copyrights, inventions, patents, patent applications and rights, blueprints, drawings, computer software, engineering designs and production processes;

                           (vii) all rights of Seller under express or implied warranties, if any, from the suppliers of Seller, manufacturers or others from whom Seller purchased any Transferred Assets;

                           (viii) except as included in the Excluded Assets, cash, deposits and other current assets;

                           (ix) to the extent transferable, all federal, state and local governmental licenses, permits, authorizations and certificates (collectively, the "Licenses");

                           (x) except as included in Excluded Assets, all books, operating and financial records, correspondence, files, customer and vendor lists and other data used in or relating to the Business; and

                           (xi) the stock of the Subsidiaries which is being sold pursuant to the transaction contemplated hereby.

                  (h) Ownership and Use of Transferred Assets. To the knowledge of Seller, Seller owns the Transferred Assets described in paragraphs (i),
(ii), (iii), (iv), (v), (viii), (ix), (x), and (xi) of Section 2.1(g), except as listed on SCHEDULE 2.1(h); and to the knowledge of Seller, it owns, or otherwise has the right to use, the Transferred Assets described in paragraphs
(vi) and (vii) of Section 2.1(g), except as listed on SCHEDULE 2.1(h). Except as listed on SCHEDULE 2.1(h) and except pursuant to Seller's ordinary course of business, Seller has not licensed, sold, leased or encumbered the Transferred Assets (other than those Transferred Assets the lack of which would not materially adversely affect the Business). BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, OR ANY OTHER MATTER AFFECTING OR RELATED TO THE TRANSFERRED ASSETS (OTHER THAN WARRANTIES OF TITLE AS PROVIDED AND LIMITED IN THE DEED AND THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN). BUYER EXPRESSLY AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PROPERTY IS CONVEYED "AS IS", "WHERE IS" AND "WITH ALL FAULTS", AND SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES AND ACCEPTS THAT SELLER HAS DISCLAIMED, ANY AND ALL REPRESENTATIONS, WARRANTIES OR GUARANTIES, OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, (EXCEPT AS TO TITLE AS PROVIDED AND LIMITED IN THE DEED AND THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) CONCERNING THE TRANSFERRED ASSETS, INCLUDING WITHOUT LIMITATION, (i) THE VALUE, CONDITION, MERCHANTABILITY, HABITABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OF THE TRANSFERRED ASSETS, AND (ii) SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING SOLID WASTE AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. BUYER ACKNOWLEDGES AND AGREES THAT ALTHOUGH SELLER IS TRANSFERRING THE TRANSFERRED ASSETS, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO ANY SPECIFIC ASSET BEING INCLUDED AMONG THE TRANSFERRED ASSETS, OR THAT ANY SUCH TRANSFER IS EFFECTIVE TO VEST GOOD TITLE TO, AND OWNERSHIP OF, ANY SUCH TRANSFERRED ASSET, OTHER THAN THOSE ASSETS SET FORTH ON SCHEDULE 2.1(g)(ii) AND SCHEDULE 2.1(g)(v). MOREOVER, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 2.1(d) AND SECTION 2.1(j), SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES AND ACCEPTS THAT SELLER HAS DISCLAIMED, ANY AND ALL REPRESENTATIONS, WARRANTIES OR GUARANTIES, OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING ANY ASSETS OR LIABILITIES OF EITHER SUBSIDIARY OR MEYER VI-TECH, INCLUDING, WITHOUT LIMITATION, THE VALUE, CONDITION, MERCHANTABILITY, HABITABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OF ANY ASSET OF EITHER SUBSIDIARY OR MEYER VI-TECH, AND BUYER EXPRESSLY AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE STOCK OF MEYER EUROPE AND MTI IS CONVEYED "AS IS", "WHERE IS" AND "WITH ALL FAULTS".

                  (i) Insurance. A description of all insurance policies owned or maintained for the direct or indirect benefit of Seller and relating to the Business, directors, officers or employees of the same, or the Transferred Assets appears in SCHEDULE 2.1(i). Such policies are in full force and effect, provided, however, such policies shall no longer relate to or benefit in any way the Business, directors, officers or employees of Seller or either Subsidiary or Meyer Vi-Tech as of the Closing Date.

                  (j) Financial Statements. Seller has no knowledge that
SCHEDULE 2.1(j) does not set forth true, complete and correct copies of the following financial statements: (i) audited financial statements of Meyer Europe and Meyer Vi-Tech for the calendar years ended December 31, 1994, 1995 and 1996, (ii) unaudited financial statements of Seller for the calendar years ended December 31, 1994, 1995 and 1996 and for the seven month period ended July 31, 1997 and (iii) unaudited financial statements for Meyer Europe and Meyer Vi-Tech for the seven month period ended July 31, 1997.

                  (k) Tax Matters. All federal tax returns required by law to be filed by third parties on Seller's behalf have been filed. All such returns were correct in all material respects as filed, and all taxes shown on such returns as due and payable have been paid unless such taxes are being contested in good faith. No audit of any federal returns is in progress or pending, or to the knowledge of Seller, is threatened.

                  (l) Finders and Brokers. Seller has no knowledge that it has entered into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer to pay, nor is Seller aware of any claim or basis for any claim for the payment by Buyer of, any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (m) Full Disclosure. Seller has no knowledge that any representation or warranty by Seller in this Agreement, Seller's Related Agreements or in any agreement, document, exhibit or certificate furnished or to be furnished to Buyer pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  (n) Copies of Documents. Seller has no knowledge that it has not delivered or made available to Buyer true and correct copies of all documents to be delivered to Buyer by Seller pursuant to this Agreement or listed on any of the disclosure schedules attached hereto.

                  (o) Liabilities. Seller has no actual knowledge, and is not aware of any facts or circumstances by which it reasonably should have such knowledge, of any liability of Seller, other than such liabilities of Seller as to which (i) the Buyer or any Buyer Employee or any person acting at the direction of the Buyer or any Buyer Employee has actual knowledge or (ii) Seller is a party to a written document authorized by Seller evidencing such liability.

                  (p) Survival of Representations and Warranties. All representations and warranties of Seller contained in this Agreement, Seller's Related Agreements, or contained in any other instrument, certificate, opinion or documents delivered by it or on its behalf pursuant to this Agreement will survive the Closing for 18 months after the Closing Date, except that the representation and warranty of Seller contained in Section 2.1(o) will survive the Closing for four years after the Closing Date.

         Section 2.2 Representations and Warranties of the Buyer. (a) In General. Buyer makes the representations and warranties set forth below to Seller as a material inducement to Seller to enter into this Agreement. Each of Eugene W. Teeter, Harold Teeter and any shareholder of Buyer who is or has been an employee, officer or director of Seller (each a "Buyer Employee") is responsible for the operational aspects of Seller's Business and Seller's financial condition and results of operations. All knowledge each Buyer Employee has with respect to Seller for all purposes hereunder is hereby fully imputed to Buyer as if Buyer were the employees itself. Buyer and any permitted assignee of Buyer acknowledge that certain representations and warranties made by Seller herein are based upon facts, events and circumstances for which one or more Buyer Employees has or should have responsibility or control or knowledge. In the event any Buyer Employee, or any person acting at the direction of any Buyer Employee, or any person engaged by employees under the direct or indirect supervision of any Buyer Employee to perform services, causes a representation or warranty of Seller to be incorrect or, to the extent a Buyer Employee has knowledge, or reasonably should have known, that any such representation or warranty is incorrect (which knowledge is not otherwise known by Seller or Seller's parent company) or that facts, events or circumstances exist that could reasonably be expected to cause a representation or warranty of Seller to become incorrect (which knowledge is not otherwise known by Seller or Seller's parent company), the inaccuracy of such representation or warranty by Seller will not be deemed to be a default or breach by Seller under this Agreement, and Buyer and any permitted assignee of Buyer shall not have any right to indemnification related to the inaccuracy of such representation or warranty or to delay the Closing as a result of the inaccuracy of such representation or warranty; provided, however, that a Buyer Employee shall not be deemed to have knowledge concerning the inaccuracy of a representation or warranty if the information concerning such representation or warranty exists solely in the files and records of Seller's direct or indirect parent and is not the type of information that a Buyer Employee reasonably should have knowledge of, including after due inquiry, in such Buyer Employee's performance of his duties in the ordinary and customary course of business.

                  (b) Organization and Standing. Buyer is a Texas corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in the first paragraph of this Agreement. Buyer has full power and authority to own its assets and carry on its business as now conducted by Buyer. Buyer is not required by the conduct of its business or the ownership of its assets to be qualified to do business in any state other than the state of its incorporation.

                  (c)  Execution, Delivery, Performance and Binding Effect.
The execution, delivery and performance by Buyer of this Agreement and all other agreements, documents and instruments executed and delivered in connection with this Agreement, including, without limitation, the Bill of Sale and the Assignments (collectively, the "Buyer's Related Agreements") and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including by Buyer's board of directors. Buyer has full power and authority to enter into and perform its obligations under this Agreement and Buyer's Related Agreements. To the knowledge of Buyer, and except with respect to any conflict, violation, breach, default, lien, termination, suspension or impairment described in this Section 2.2(c) below which would not result in or cause a material adverse effect on Buyer's ability to perform its obligations hereunder, the execution, delivery and performance by Buyer of this Agreement and Buyer's Related Agreements will not (with the passage of time or giving of notice or both) (i) conflict with, violate any provision of, result in the breach of, or constitute a default under (A) Buyer's articles of incorporation or bylaws, (B) any governmental license, permit, authorization or certificate held by Buyer (with respect to which Buyer has actual knowledge), (C) any law, rule or regulation (with respect to which Buyer has actual knowledge), (D) any order, writ, injunction, decree, judgment or regulation of any court, federal, state or local governmental agency or arbitration tribunal, or (E) any contract or agreement to which Buyer is a party, to which or by which Buyer is subject or bound, or to which or by which Buyer's assets are subject or bound, or (ii) create or impose any lien upon the assets of Buyer or result in the termination, suspension or impairment of any contract, agreement, arrangement, understanding or license, (A) to which Buyer is a party, or which Buyer holds, (B) to which, or by which, Buyer is subject or bound, or (C) to which or by which Buyer's assets are subject or bound. This Agreement constitutes and, when executed and delivered in accordance with the terms hereof, Buyer's Related Agreements will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

                  (d) Consents. To the knowledge of Buyer, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other Person is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement and the Buyer's Related Agreements by Buyer.

                  (e) Litigation. To the knowledge of Buyer, there is no claim, action, audit, arbitration, investigation, suit, litigation or legal proceeding pending or threatened against Buyer relating to or otherwise affecting the business or the assets of Buyer or the ownership or use thereof or which affect Buyer's ability to execute and deliver this Agreement and Buyer's Related Agreements or to perform its obligations hereunder and thereunder.

                  (f) Court Orders, Decrees, Judgments, etc. To the knowledge of Buyer, there is outstanding no order, writ, injunction, decree or judgment of any court, governmental agency or arbitration tribunal pending or threatened against Buyer or relating to or otherwise affecting Buyer's business or assets or the ownership or use thereof.

                  (g) Finders and Brokers. Buyer has not entered into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of either Seller or Buyer to pay, nor, to the knowledge of Buyer, is Buyer aware of any claim or basis for any claim for the payment of, any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (h) Full Disclosure. To the knowledge of Buyer, no representation or warranty by Buyer in this Agreement, Buyer's Related Agreements or in any agreement, document, exhibit or certificate furnished or to be furnished to Seller pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading.

                  (i) Survival of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement, Buyer's Related Agreements or contained in any other instrument, certificate, opinion or documents delivered by it or on its behalf, pursuant to this Agreement will survive the Closing for 18 months after the Closing Date.


                                   ARTICLE 3

                            COVENANTS AND AGREEMENTS

         For purposes of the covenants and agreements made by Seller in this
Article 3, the actions to be taken or not taken by Seller shall include the actions taken or not taken by the officers and directors of Seller, except Buyer or any Buyer Employee; and the actions to be taken or not taken by Buyer shall include all actions taken or not taken, as the case may be, by any Buyer Employee.

         Section 3.1 Conduct of Business and Transactions Prior to Closing by Seller. From the Effective Date until and pending the Closing, except as otherwise consented to in writing by Buyer or as is otherwise contemplated by this Agreement, Seller agrees that it:

                  (a) will not enter into any transactions with respect to, or operate or use, the Transferred Assets other than in the ordinary course of business and will not make any material changes in the operation of the Business;

                  (b) will provide to Buyer, promptly after the filing thereof, copies of all reports to and other filings with any government authority and will promptly notify Buyer of any material problems or developments with respect to the Business and the Transferred Assets, except with respect to any offers from third parties described in Section 6.1 which are subject to a confidentiality agreement; and

                  (c) will use commercially reasonable measures to acquire all Seller's Consents, except such Seller's Consents as the parties may deem immaterial and which the failure by Seller to receive could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations hereunder.

         Section 3.2 Conduct of Business and Transactions Prior to Closing by Buyer. From the Effective Date until and pending the Closing, except as otherwise consented to in writing by Seller or as is otherwise contemplated by this Agreement, Buyer agrees that:

                  (a) Buyer shall cause each Buyer Employee to (i) perform his duties as the President or the Chairman of the Board of Directors, as the case may be, of Seller in the ordinary course of business, consistent with past practice; (ii) not cause by his actions or omissions any representation or warranty of Seller contained herein to become untrue or otherwise cause Seller to breach any of its representations or warranties; (iii) not take any action to cause Seller to breach any of its covenants or agreements; (iv) promptly notify Seller in writing if such Buyer Employee becomes aware of any condition or event that will or may reasonably be expected to result in the failure to satisfy the conditions contained in Article 4 or Article 5; and (v) cooperate fully with Seller, as the President or the Chairman of the Board of Directors, as the case may be, of Seller with respect to Seller's obligations prior to Closing; and

                  (b) All material business decisions made by Buyer or any Buyer Employee on behalf of Seller and all omissions of Buyer or any Buyer Employee respecting material business decisions on behalf of Seller from the Effective Date until the Closing shall be subject to the prior written approval of the Chief Executive Officer of Seller's parent or indirect parent or his designee. The consequence of any failure to obtain such approval with respect to a material decision (including with respect to an inadvertent omission) shall be that (i) Seller shall be released from all responsibility and liability with respect to any such breach of the representations, warranties, agreements or covenants made by Seller in this Agreement or Seller's Related Agreements (or any failure of any such Schedule to be true, complete and accurate) resulting from such material decision or omission; (ii) the requirements of Section 1.6(a)(iii) shall be waived with respect to each such breach of a representation and warranty, (iii) the requirements of Article 4 shall be waived with respect to each such breach of a representation, warranty, agreement and covenant; and (iv) Seller shall not be deemed to be in material breach of any such representation, warranty, agreement or covenant for purposes of Article 6. The Chief Executive Officer of Seller's parent or indirect parent, or such designee, shall respond to any request for such approval promptly after due deliberation and the failure so to respond within a reasonable period of time shall be deemed to constitute an approval.

         Section 3.3  Employees.

                  (a) Transferred Employees and Vi-Tech Employees. Buyer shall offer employment, commencing on the Closing Date, to all of the employees employed by Seller and to all of the employees employed by each of its Subsidiaries, all as reflected on the July 31, 1997 payroll register and listed on SCHEDULE 3.3 (the "Employees" and each an "Employee") (other than those individuals listed on SCHEDULE 3.3A) (such Persons are referred to herein collectively as the "Transferred Employees" and individually as a "Transferred Employee"). All Transferred Employees shall be eligible to participate in Buyer's health and dental insurance plans, profit sharing plans and group life insurance plans and disability plans on identical bases as the employees of Buyer participate in such plans who have been employed with Buyer for the same periods of time as the Transferred Employees have been employed with Seller or either of its Subsidiaries; provided, that with respect to any health and dental insurance plans and group life insurance plans and disability plans, if any such Transferred Employee has a preexisting condition, such Transferred Employee's preexisting condition shall have the same status and the same effect on such Transferred Employee's coverage under Buyer's plans as such Transferred Employee's preexisting condition currently has under Seller's plans; and provided, further, that with respect to any profit sharing plan, including any profit sharing plan under the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations related thereto, Buyer shall assume the sponsorship of such profit sharing plan as of the Closing Date and any and all responsibilities and liabilities related thereto. For purposes of the foregoing sentence, in the event no employee of Buyer has been employed with Buyer for the same period of time as any Transferred Employee has been employed with Seller or either of its Subsidiaries, then, with respect to each such Transferred Employee, coverage under or participation in any such plan shall be provided on such basis described in Buyer's applicable plan in effect as of the Closing Date as would apply to an employee of Buyer serving for the same period of time with Buyer as such Transferred Employee has been employed with Seller; provided, however, that with respect to the coverage under or participation in each such plan described in this sentence or the foregoing sentence, with respect to each Transferred Employee, that Buyer shall not be under the obligation to provide such coverage or participation on the bases described above if after Buyer has used all commercially reasonable efforts to afford such Transferred Employee such coverage or participation, Buyer is unable to do so either by law or without incurring an increase in applicable plan premium of more than ten percent. Buyer intends to cause Meyer Vi-Tech to take no action which may alter or diminish or affect in any negative respect the current position held or compensation applicable to any employee employed by Meyer Vi-Tech as reflected on the July 31, 1997 payroll register (each a "Vi-Tech Employee"); provided, however, that Buyer's intention as stated in this sentence is not intended to create any third party employee right in any Vi-Tech Employee. Buyer shall assume all of Seller's obligations pursuant to the terms of any and all existing employment agreements, agreements respecting termination of employment and severance payments and any other agreement, whether written or oral, with respect to each Employee and Vi-Tech Employee (each an "Existing Agreement"); provided, however, that in the event that Buyer and any Employee or Vi-Tech Employee negotiate a new agreement and Buyer does not assume all of Seller's obligations under any Existing Agreement, or Buyer does not assume all of Seller's obligations under each Existing Agreement because Buyer is unable to do so either by law or because of any other reason whatsoever, then Buyer shall indemnify Seller for any expense or claim or liability associated with such Existing Agreement. Buyer shall indemnify Seller for any liability, including amounts due under COBRA, Seller may incur with respect to any Transferred Employee and Vi-Tech Employee, and any third party in regard to any Transferred Employee and

Vi-Tech Employee, and the obligations of Buyer to Seller contained in this
Section 3.3 are notwithstanding any other provision in this Agreement to the contrary and are not subject to the Threshold, $5,000 minimum Claim limitation or $500,000 aggregate limitation of liability, each as set forth in Section 7.3, and are irrespective of, and in addition to, any obligation of Buyer set forth in Article 7.

                  (b) Employees and Vi-Tech Employees Not Transferred. To the extent Buyer does not employ, commencing on the Closing Date, any Employee or Vi-Tech Employee for any reason whatsoever, Buyer shall pay Seller for all reasonable expenses and costs Seller incurs as a matter of any legal obligation, determined by Seller in its sole discretion, or consistent with sound business practice, with respect to each such Employee and/or Vi-Tech Employee, and any third party in regard to such Employee and/or Vi-Tech Employee, from and after the Effective Date, including but not limited to, any ordinary and customary or contractual severance payments or obligations, all accrued but unpaid vacation pay, sick pay or other ordinary and customary or contractual benefits and any liability arising under the Workers Adjustment and Retraining Notification Act or any other law, rule or regulation. The obligations of Buyer to Seller contained in this Section 3.3 are notwithstanding any other provision in this Agreement to the contrary, are not subject to the Threshold, $5,000 minimum Claim limitation or $500,000 aggregate limitation of liability, each as set forth in Section 7.3, and are irrespective of, and in addition to, any obligations of Buyer set forth in Article 7.

                  (c) Waiver of Claims. Effective as of the Closing Date, Buyer and each Buyer Employee waive any claims Buyer and each Buyer Employee may have related to employment with or performing services as an officer, employee or director of Seller or its Subsidiaries or Meyer Vi-Tech, including but not limited to any claims Buyer or any Buyer Employee may have under any agreement, whether written or oral, with Seller or its Subsidiaries or Meyer Vi-Tech.

         Section 3.4 Taxes. Seller shall be responsible for filing all tax returns that are due prior to the Closing and for the payment of all federal income taxes that are attributable to Seller and its affiliates to and through the Closing and which arise as a result of the sale of the Transferred Assets. Buyer shall be responsible for paying all taxes (as defined below) other than federal income taxes, including those taxes that relate to tax returns filed by Seller, with respect to the Business that are due prior to the Closing or on or after the Closing. From and after the Closing, Buyer shall be responsible for filing all tax returns and, to the extent not described in the preceding sentence, paying all taxes of whatever nature, including, but not limited to, duties, fees, levies, charges and other assessments of any nature by any governmental authority and any penalties or interest assessed by any such governmental authority with respect to any of the foregoing (collectively, "taxes") with respect to the Business. Except as provided in Article 7, any interest and penalties arising in connection with taxes due under this Section
3.4 shall be the responsibility of the party required to pay the tax as provided in this Section 3.4, the underpayment of which gave rise to the interest and penalties. Control of any legal or administrative proceedings concerning any such taxes, and entitlement to any refunds or awards with respect to any such taxes, shall rest with the party responsible for payment therefor under this Section 3.4; provided, however, that with respect to any such taxes that must be combined or joined with one or more other tax issues which one party desires to contest, control of such proceedings shall rest with the party having the larger amount of taxes in dispute; provided, that the party in control may not adjust, compromise or settle any taxes which are contested by or on behalf of the other party without the consent of the other party.

         Section 3.5 Information to be Furnished. At the request of Buyer made not later than five (5) years following the Closing Date, Seller shall, to the extent any books, records and other documents relating to the Business have not already been delivered or otherwise made available to Buyer pursuant to Section 1.6(a)(v), provide Buyer with access during regular business hours to any books, records and other documents relating to the Business, whether at the office of Seller's parent or indirect parent or, upon reasonable prior notice from Buyer in such request, at an off-site document storage location.

         At the written request of Buyer made not later than five (5) years following the Closing Date, Seller shall furnish to Buyer as soon as practicable, at Buyer's expense, such financial and other information relating to Seller and the Business prior to Closing, as Buyer shall reasonably request in order to comply with applicable law, including securities laws relating to the registration of securities and periodic reporting.

         Section 3.6 Pre-Closing Confidentiality. Buyer shall, and shall cause each of its representatives, including any Buyer Employee to, treat as confidential, keep secret and not use in the course of its business any information of a confidential nature relating in any way to the affairs of Seller and, at any time before the Closing Date, will not, without the prior written consent of Seller's direct or indirect parent, disclose, furnish or make known or accessible to, or use for the benefit of, anyone any information of a confidential nature relating in any way to the Transferred Assets or Business or to the business of any Subsidiary or Meyer Vi-Tech unless such information is otherwise publicly available; provided, however, Buyer may disclose such confidential information as required by law or as it deems necessary or useful to its attorneys, lenders, employees or agents in connection with the acquisition of the Transferred Assets provided that such disclosure is subject to the confidentiality requirements set forth in this
Section 3.6. If, for any reason, including without limitation, termination of this Agreement pursuant to Article 6, the transactions contemplated hereby are not consummated, Buyer and its representatives, including any Buyer Employee, shall promptly return to Seller, all documents, papers, books, records and other materials (and all copies thereof) obtained by Buyer or its representatives, including any Buyer Employee, in connection with the investigation and evaluation of the Transferred Assets or the Business or to the business of any Subsidiary or Meyer Vi-Tech or the transactions contemplated hereby, destroy all other documents prepared by Buyer and its representatives, including any Buyer Employee, which are based on the documents so obtained, and refrain from making any adverse statements about Seller, its Business and its affiliates that could reasonably be expected to have a material adverse consequence to Seller, its Business or its affiliates other than any such statements included in the filing of a complaint or as required by law or in testimony (or in any interview with an officer of the court or governmental agency) in connection with a legal action in which Buyer is a party or is threatened to be made a party or pursuant to valid legal process.

         Seller shall, and shall cause each of its representatives, to treat as confidential, keep secret and not use in the course of its business any information of a confidential nature relating in any way to the affairs of Buyer and, at any time before the Closing Date, will not, without the prior written consent of Buyer, disclose, furnish or make known or accessible to, or use for the benefit of, anyone any information of a confidential nature relating in any way to the business of Buyer unless such information is otherwise publicly available; provided, however, Seller may disclose such confidential information as required by law or as it deems necessary or useful to its attorneys, lenders, employees or agents in connection with the sale of the Transferred Assets provided that such disclosure is subject to the confidentiality requirements set forth in this Section 3.6. If, for any reason, including without limitation, termination of this Agreement pursuant to Article 6, the transactions contemplated hereby are not consummated, Seller and its representatives shall promptly return to Buyer, all documents, papers, books, records and other materials (and all copies thereof) obtained by Seller or its representatives in connection with the transactions contemplated hereby, destroy all other documents prepared by Seller and its representatives which are based on the documents so obtained, and refrain from making any adverse statements about Buyer, its business and its affiliates that could reasonably be expected to have a material adverse consequence to Buyer, its business or its affiliates other than any such statements included in the filing of a complaint or as required by law or in testimony (or in any interview with an officer of the court or governmental agency) in connection with a legal action in which Seller is a party or is threatened to be made a party or pursuant to valid legal process.

         Section 3.7 Post-Closing Confidentiality. After the Closing Date, Buyer covenants and agrees that Buyer and its representatives, including any Buyer Employee, shall promptly return to Seller all originals (but not copies) of documents, papers, books, records and other materials concerning the Excluded Assets obtained by Buyer and its representatives, including any Buyer Employee, in connection with the investigation and evaluation of the Transferred Assets or Business or to the business of any Subsidiary or Meyer Vi-Tech or the transactions contemplated hereby, refrain from using any confidential information in the documents relating in any way to its Excluded Assets, and refrain from making any adverse statements about Seller, its business and its affiliates that could reasonably be expected to have a material adverse consequence to Seller, its business or its affiliates other than any such statements included in the filing of a complaint or as required by law or in testimony (or in any interview with an officer of the court or governmental agency) in connection with a legal action in which Buyer is a party or is threatened to be made a party or pursuant to a valid legal process.

         After the Closing Date, Seller covenants and agrees that Seller and its representatives shall promptly return to Buyer all originals (but not copies) of documents, papers, books, records and other materials concerning the business of Buyer obtained by Seller and its representatives in connection with the transactions contemplated hereby, refrain from using any confidential information in the documents relating in any way to Buyer's business, and refrain from making any adverse statements about Buyer, its business and its affiliates that could reasonably be expected to have a material adverse consequence to Buyer, its business or its affiliates other than any such statements included in the filing of a complaint or as required by law or in testimony (or in any interview with an officer of the court or governmental agency) in connection with a legal action in which Seller is a party or is threatened to be made a party or pursuant to a valid legal process.

         Section 3.8 Further Assurances. The parties agree to act in good faith in the performance and enforcement of this Agreement and Seller's Related Agreements and Buyer's Related Agreements and to execute such further documents and agreements as may be necessary to implement the purposes of this Agreement and Seller's Related Agreements and Buyer's Related Agreements.


                                   ARTICLE 4

                  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         Section 4.1 Conditions. The obligation of Buyer to purchase the Transferred Assets from Seller under this Agreement and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, as of the Closing Date, of all the conditions set forth in this Article 4, and if any condition is not satisfied, Buyer will not be obligated to consummate any of the transactions contemplated herein.

         Section 4.2 Accuracy of Representations; Performance; Necessary Consents. All representations and warranties made by Seller in this Agreement, in any of the Seller's Related Agreements, and in any written statement delivered to Buyer by or on behalf of Seller hereunder or thereunder will be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date. Seller will have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and Seller's Related Agreements, to be performed, satisfied or complied with by Seller on or before the Closing Date. All of Seller's Consents will have been obtained by Seller and be in form and substance reasonably satisfactory to Buyer, except such Seller's Consents as the parties have deemed immaterial and which the failure by Seller to receive could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations hereunder. Seller shall not have terminated this Agreement pursuant to Section 6.1.


                                   ARTICLE 5

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         Section 5.1 Conditions. The obligation of Seller to sell and transfer the Transferred Assets to Buyer under this Agreement and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, as of the Closing Date, of all the conditions set forth in this Article 5.

         Section 5.2 Accuracy of Representations; Performance; Necessary Consents. All representations and warranties made by Buyer in this Agreement, in any of the Buyer's Related

Agreements and in any written statement delivered to Seller by or on behalf of Buyer hereunder or thereunder will be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date. Buyer will have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and Buyer's Related Agreements to be performed, satisfied or complied with by it on or before the Closing Date. All of Seller's Consents will have been obtained by Seller and be in form and substance reasonably satisfactory to Seller, except such Seller's Consents as the parties have deemed immaterial and which the failure by Seller to receive could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations hereunder. Seller shall not have terminated this Agreement pursuant to Section 6.1. Seller shall have received a favorable opinion from a firm having appropriate expertise that the transaction contemplated herein is fair to the shareholders of Seller's parent and indirect parent from a financial point of view.

                                   ARTICLE 6

                       TERMINATION; DEFAULT AND REMEDIES

         Section 6.1 Termination Upon Receipt by Seller of Third Party Offer. If, prior to Closing, Seller receives a written offer with respect to any sale or other acquisition of Seller's assets or other business combination with a third party in an amount equal to or greater than $6,400,000 (the "Third Party Offer"), Seller shall provide written notice to Buyer of such Third Party Offer, and Buyer shall have five (5) days in which to match the terms, including price, of such Third Party Offer. If Buyer matches such Third Party Offer, Buyer and Seller shall close pursuant to the terms and conditions hereunder, modified as necessary to reflect such Third Party Offer. Seller's parent or indirect parent shall determine in its sole judgment and discretion in accordance with its fiduciary responsibilities whether Buyer has matched such Third Party Offer. If Buyer does not match such Third Party Offer and Seller's parent or indirect parent determines such Third Party Offer is more favorable to Seller and its direct and indirect owners than the transactions contemplated by this Agreement, Seller may, effective upon giving written notice of termination to Buyer, terminate this Agreement in which event neither party shall have any liabilities or obligations to the other of any nature whatsoever except for those arising from a breach or default hereunder (and Seller's delivering a notice to Buyer pursuant to this Section 6.1 shall not be or be deemed to be a breach or default hereunder) and except that (i) Section
3.6 and this Section 6.1 shall remain and continue in full force and effect as to both parties and (ii) Seller shall pay Buyer within 30 days of such notice of termination the sum of $250,000.

         Section 6.2 General. If all conditions to either party's obligations to consummate the purchase or sale of the Transferred Assets as specified herein have been satisfied and this Agreement shall not have been terminated pursuant to Section 6.1, and such party nevertheless fails to sell or purchase the Transferred Assets, as the case may be, in accordance with this Agreement, the aggrieved party will be entitled to (i) terminate this Agreement and (ii) to pursue any and all other rights and remedies which the aggrieved party may have at law or in equity by reason of the defaulting party's default including, but not limited to, specific performance of the defaulting party's obligations under this Agreement. Any disputes between the parties will be subject to, and any determinations required to be made with respect to the application of this Section will be made pursuant to, the arbitration provisions of Section 8.7. The parties hereby agree that if the arbitrator or panel of arbitrators determines that Seller has satisfied all its conditions precedent to Closing and that Buyer has failed to tender the purchase price or otherwise failed to close, then Seller shall receive the Escrow Deposit, and Buyer and Seller, by signing hereunder, hereby instruct the Escrow Agent to pay such Escrow Deposit immediately to Seller. The parties hereby agree that if the arbitrator or panel of arbitrators determines that Buyer has satisfied all its conditions precedent to Closing and that Seller has failed to tender the Transferred Assets or otherwise failed to close, then Buyer shall receive back the Escrow Deposit, and Buyer and Seller, by signing hereunder, hereby instruct the Escrow Agent to pay such Escrow Deposit to Buyer.


                                   ARTICLE 7

                                INDEMNIFICATION

         Section 7.1 Indemnity by Seller. Seller agrees to indemnify, defend and hold harmless Buyer and Buyer's respective officers, directors, controlling persons, employees, attorneys, agents and owners (the "Buyer Indemnitees") against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, fines, penalties, settlements, liabilities and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by the Buyer Indemnitees) (collectively, "Claims and Damages"), as and when incurred, arising out of or based upon any and all misrepresentations or breaches of warranty or any nonperformance or breach of any covenant or agreement by Seller contained in this Agreement, Seller's Related Agreements, and any other certificates, instruments or documents executed and/or delivered on behalf of Seller in connection herewith; provided, however, that any Claim or Damage arising out of or based upon the inaccuracy of the representation and warranty contained in Section 2.1(o) shall be a Claim Exempt from Limitations.

         Section 7.2 Indemnity by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller and Seller's respective officers, directors, controlling persons, employees, attorneys, agents and owners (the "Seller Indemnitees") against and in respect of any and all Claims and Damages (defined with respect to Seller Indemnitees to include reasonable legal fees and expenses of attorneys chosen by such Seller Indemnitees instead of the Buyer Indemnitees), as and when incurred, arising out of or based upon (i) any and all misrepresentations or breaches of warranty or any nonperformance or breach of any covenant or agreement by Buyer or any Buyer Employee contained in this Agreement, the Buyer's Related Agreements and any other certificates, instruments or documents executed and/or delivered by or on behalf of Buyer in connection herewith, or (ii) any liability or obligation (other than those for which the Buyer Indemnitees are being indemnified pursuant to Section 7.1) of any kind or nature relating in any way whatsoever to Buyer, any Buyer Employee, Buyer's business or operations, or to Buyer's ownership or operation of the Transferred Assets and Business or the business of either Subsidiary of Seller or Meyer Vi-Tech and Buyer's assumption of the Assumed Liabilities; provided, however, that Buyer's obligation contained in this
Section 7.2 to indemnify the Seller Indemnitees against and in respect of any and all Claims and Damages, as and when incurred, arising out of or based upon any such liability or obligation of any kind or nature relating in any way whatsoever to Buyer's ownership or operation of the Transferred Assets and Business or the business of either Subsidiary of Seller or Meyer Vi-Tech and Buyer's assumption of the Assumed Liabilities shall apply notwithstanding any other provision in this Agreement to the contrary and is not subject to the Threshold, $5,000 minimum Claim limitation or $500,000 aggregate limitation of liability, each as set forth in Section 7.3 (each such Claim and/or Damage referred to herein as a "Claim Exempt from Limitations").

         Section 7.3 Threshold and Limits of Liability. No party shall be liable under this Article 7 except to the extent the aggregate amount of such liability (for all such Claims and Damages) exceeds $250,000 (the "Threshold") and then only to the extent of such excess. Any liability under this Article 7 shall be limited in the aggregate to a maximum amount equal to $500,000; provided, however, that no Claim or Damage shall be counted for purposes of determining whether the Threshold has been met or, in the event the Threshold has been met, for purposes of determining the aggregate amount of any such liability of a party unless (i) such Claim or Damage shall exceed $5,000 per instance and (ii) such party seeking to have the Claim or Damage counted toward the Threshold provides the other party with a notice (a"Pre-Liability Notice") describing in reasonable detail the facts giving rise to such Claim or Damage promptly after the receipt of knowledge of the facts upon which such Claim or Damage is based, the dollar amount of such Claim or Damage and a summary of the total in dollars of all such Claims or Damages presented to date (but in no event shall a Claim or Damage be counted toward the Threshold if the related Pre-Liability Notice from the party seeking to have such Claim or Damage counted is received by the other party later than ten days prior to the time any response to any such asserted Claim is required or expense is incurred unless such party seeking to have such Claim or Damage counted receives such notice of such Claim or Damage asserted against such party less than ten days prior to the time any such response is required and such party forwards such notice of Claim or Damage to the other party within one Business Day after receipt of same).

         Section 7.4 Indemnification Procedures. (a) Claim Notices. After the Threshold has been met with respect to a party (or in the case of a claim under Section 3.3 or a Claim Exempt from Limitations, with respect to each of which the Threshold does not apply), a right to indemnification under this Article 7 shall only be available to any Buyer Indemnitee or Seller Indemnitee (the "Indemnified Party") if such Indemnified Party gives to the party obliged to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any such Claim or Damage for which the Indemnified Party is seeking indemnification promptly after the receipt of knowledge of the facts upon which such Claim or Damage is based (but in no event later than ten days prior to the time any response to the asserted Claim is required or expense is incurred unless such Indemnified Party receives knowledge of the facts giving rise to such Claim or Damage less than ten days prior to the time any such response is required or expense must be incurred and such Indemnified Party gives the Indemnitor the related Claim Notice within one Business Day after receipt of same);

except that the failure of any Indemnified Party to so notify the Indemnitor will not relieve the Indemnitor from any liability it may have if and to the extent the Indemnitor is not materially prejudiced by such omission.

                  (b) Defense of Claims. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may control negotiations towards the resolution of any such claim without the necessity for litigation, and if litigation ensues, assume the defense thereof at such Indemnitor's cost and with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party will extend reasonable cooperation in the defense or prosecution thereof and will furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. The Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnitor does not promptly employ counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party reasonably concludes, based upon the opinion of its outside legal counsel, that there may be one or more legal defenses available to it, or to any other Indemnified Party who has submitted a Claim Notice to the Indemnitor, which are different from or additional to those available to the Indemnitor, in either of which events such reasonable fees and expenses will be borne by the Indemnitor (but in no event will the Indemnitor be required to pay the fees and expenses of more than one counsel employed by more than one Indemnified Party with respect to any claim) and the Indemnitor will not have the right to direct the defense of any such action on behalf of the Indemnified Party.

                  (c) Settlement of Claims. The Indemnitor will have the right, in its sole discretion, to settle any claim of a third party for monetary damages for which indemnification has been sought and is available hereunder, except that neither Indemnitor nor the Indemnified Party will settle, compromise or make any disposition of any claim under this Article 7 which would or may result in liability to the Indemnified Party or Indemnitor, respectively, (i) without the written consent of the Indemnified Party or Indemnitor, as the case may be, and (ii) without such settlement, compromise or other disposition providing for a complete and final release of the Indemnified Party or Indemnitor, as the case may be, from and against any and all Claims and Damages arising out of or relating to such claim.


                                   ARTICLE 8

                                 MISCELLANEOUS

         Section 8.1 Expenses. Except as otherwise specifically provided in this Agreement, each party shall pay its own expenses incurred in connection with the negotiation and consummation of this Agreement, including legal and accounting fees and expenses of their representatives and agents, whether or not the transaction is consummated for whatever reason. All costs of transferring the Transferred Assets in accordance with this Agreement, including recordation, transfer, sales, stamp taxes and duties and documentary taxes and fees, will be paid by Buyer.

         Section 8.2 Notices. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, except as expressly otherwise permitted herein, and shall be delivered in person (including via overnight courier service) or sent by telecopy or certified or registered mail, return receipt requested, postage prepaid, to the respective parties at the addresses referenced below. Each of the parties may change the address to which it desires notices to be sent if it notifies the other party of such change in accordance with the provisions of this Section
8.2. Any such notice will be deemed to be given when received, if personally delivered or sent by telecopy and, if mailed, two business days after deposit in the United States mail, properly addressed, with proper postage affixed.

Seller:                             Meyer Machine Company
                                    c/o TCC Industries, Inc.
                                    816 Congress Avenue
                                    Suite 1250
                                    Austin, Texas 78701
                                    Attn: Robert Thomajan
                                    Telecopy No.: (512) 320-0063

With a copy of                      Edens Snodgrass Nichols & Breeland, P.C.
notice to Seller to:                2800 Franklin Plaza
(which copy shall                   111 Congress Avenue
not constitute notice)              Austin, Texas 78701
                                    Attn:  Rod Edens, Jr.
                                    Telecopy No.:  (512) 505-5911

Buyer:                              Meyer Acquisition Corporation, Inc.
                                    15814 Rothbury Lane
                                    San Antonio, Texas 78232
                                    Attn: Eugene W. Teeter
                                    Telecopy No.:(210) 736-9452

With a copy of
notice to Buyer to:                 Wells, Pinckney & McHugh
(which copy shall                   800 One Alamo Center
not constitute notice)              106 South St. Mary's Street
                                    San Antonio, Texas 78205-3603
                                    Attn: Frank Ruttenberg
                                    Telecopy No.:(210) 226-1133

         Section 8.3 Assignment of Rights. No party may assign all or any part of its rights, privileges and obligations under this Agreement without the written consent of the other party, except that Buyer may assign all or any part of its rights, privileges and obligations under this Agreement to Broadway National Bank or First Capital Group of Texas II, L.P., either jointly or severally, as the case may be, without the written consent of Seller; provided, that each of Broadway National Bank and First Capital Group of Texas II, L.P., as applicable, receives no greater rights or privileges than Buyer has hereunder, accepts all of Buyer's obligations hereunder, and acknowledges and agrees that all knowledge Buyer or any Buyer Employee has with respect to the matters described herein or contemplated hereunder shall be imputed to such assignee and that Seller shall incur no greater obligation with respect to any assignee or any other person or entity than as described herein or contemplated hereunder.

         Section 8.4 Invalid Provisions. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Furthermore, in lieu of such an illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

         Section 8.5 Entirety and Amendments; Parties Bound. This instrument, Seller's Related Agreements, Buyer's Related Agreements and the other documents and instruments delivered pursuant to the transactions contemplated herein embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and may be amended only by an instrument in writing executed by both parties. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

         Section 8.6 Applicable Law; Counterparts; Construction. The terms and conditions of this Agreement will be construed in accordance with the internal laws of the State of Texas (and not the laws of conflicts) except insofar as it will be mandatory by statute to apply the laws of another jurisdiction. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         Section 8.7 Arbitration. Except with respect to seeking injunctive relief as expressly provided for by this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement or the other agreements, documents or instruments executed or delivered in connection herewith, or the breach, termination or invalidity hereof or thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association as then in effect; provided, that the place of the arbitration shall be Austin, Texas. Any award or determination entered in any arbitration initiated pursuant to this Agreement shall be final, binding and conclusive on the parties, and shall be enforceable in any court having jurisdiction with respect to the matter. Unless otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with a proceeding pursuant to this Section.

         Section 8.8 Costs. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, any of the Seller's Related Agreements, or any of the Buyer's Related Agreements, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, any of the Seller's Related Agreements, any of the Buyer's Related Agreements or any other agreements, instruments or documents executed or delivered in connection herewith, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action, arbitration or proceeding, in addition to any other relief to which it or they may be entitled.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        MEYER MACHINE COMPANY


                                        By:
                                             ---------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                               -------------------------------



                                        MEYER ACQUISITION CORPORATION, INC.


                                        By:
                                             ---------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                               -------------------------------

                                   EXHIBIT A

                                  DEFINITIONS

         The terms referenced below have the meanings indicated when used in this Agreement.

         "Agreement" shall mean the Purchase and Sale Agreement by and between Meyer Machine Company and Meyer Acquisition Corporation, Inc., dated the Effective Date.

         "Assignment" shall have the meaning specified in Section 1.6(a) of the Agreement.

         "Assumed Liabilities" shall have the meaning specified in Section 1.2 of the Agreement.

         "Bill of Sale" shall have the meaning specified in Section 1.6 of the Agreement.

         "Business" shall have the meaning specified in the recitals of the Agreement.

         "Business Day" shall mean any day other than Saturday, Sunday or a public holiday under the laws of the State of Texas.

         "Buyer" shall have the meaning specified in the preamble of the Agreement.

         "Buyer's Closing Certificate" shall have the meaning specified in
Section 1.6(b) of the Agreement.

         "Buyer Employee" shall have the meaning specified in Section 2.2(a) of the Agreement.

         "Buyer Indemnitees" shall have the meaning specified in Section 7.1 of the Agreement.

         "Buyer's Related Agreements" shall have the meaning specified in
Section 2.2(c) of the Agreement.

         "Claim Exempt from Limitations"shall have the meaning specified in
Section 7.2 of the Agreement.

         "Claim Notice" shall have the meaning specified in Section 7.4 of the Agreement.

         "Claims and Damages" shall have the meaning specified in Section 7.1 of the Agreement, modified as it relates to Seller Indemnitees in Section 7.2 of the Agreement.

         "Closing" shall have the meaning specified in Section 1.5 of the Agreement.

         "Closing Date" shall have the meaning specified in Section 1.5 of the Agreement.

         "Contracts" shall have the meaning specified in Section 2.1(g)(iv) of the Agreement.

         "Effective Date" shall mean the date of execution of the Agreement, as defined in the preamble of the Agreement.

         "Employee" shall have the meaning specified in Section 3.3 of the Agreement.

         "Existing Agreement" shall have the meaning specified in Section 3.3 of the Agreement.

         "Escrow Agent" shall have the meaning specified in Section 1.1 of the Agreement.

         "Escrow Agreement" shall have the meaning specified in Section 1.1 of the Agreement.

         "Escrow Deposit" shall have the meaning specified in Section 1.1 of the Agreement.

         "Excluded Assets" shall mean those of Seller's assets set forth on SCHEDULE A with respect to which Seller shall retain title or ownership or use at the Closing.

         "Indemnified Party" shall have the meaning specified in Section 7.4 of the Agreement.

         "Indemnitor" shall have the meaning specified in Section 7.4 of the Agreement.

         "License" shall have the meaning specified in Section 2.1(g)(ix) of the Agreement.

         "Meyer Europe" shall have the meaning specified in the recitals of the Agreement.

         "Meyer Machine" shall have the meaning specified in the preamble of the Agreement.

         "Meyer Tempco" shall have the meaning specified in the recitals of the Agreement.

         "Meyer Vi-Tech" shall have the meaning specified in the recitals of the Agreement.

         "MTI" shall have the meaning specified in the recitals of the Agreement.

         "Owned Real Property" shall have the meaning specified in Section 2.1(g)(ii) of the Agreement.

         "Permitted Encumbrances" shall mean the liens and encumbrances upon a portion of the Transferred Assets as specified on SCHEDULE 1.1 of the Agreement.

         "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association, governmental authority or any other form of entity.

         "Pre-Liability Notice" shall have the meaning specified in Section 7.3 of the Agreement.

         "Purchase Price" shall have the meaning specified in Section 1.3 of the Agreement.

         "Seller" shall have the meaning specified in the preamble of the Agreement.

         "Seller's Consents" shall have the meaning specified in Section 2.1(c)(2) of the Agreement.

         "Seller Indemnitees" shall have the meaning specified in Section 7.2 of the Agreement.

         "Seller's Related Agreements" shall have the meaning specified in
Section 2.1(c)(1) of the Agreement.

         "Taxes" or "taxes" shall have the meaning specified in Section 3.4 of the Agreement.

         "Third Party Offer" shall have the meaning specified in Section 6.1 of the Agreement.

         "Threshold" shall have the meaning specified in Section 7.3 of the Agreement.

         "To the knowledge of Buyer" or "Buyer has no knowledge" and words of similar import shall mean to the knowledge of the officers, directors, employees or shareholders of Buyer or any Buyer Employee after due inquiry, which includes, in particular, knowledge of facts, events or circumstances which any such officer, director, employee or shareholder or Buyer Employee reasonably should have known, including after due inquiry.

         "To the knowledge of Seller" or "Seller has no knowledge" and words of similar import shall mean to the actual knowledge of the officers of Seller, other than any Buyer Employee.

         "Transferred Assets" shall have the meaning specified in the recitals of the Agreement.

         "Transferred Employee" shall have the meaning specified in Section 3.3 of the Agreement.

         "Vi-Tech Employee" shall have the meaning specified in Section 3.3 of the Agreement.